Exhibit 99.1

Paratek Pharmaceuticals, Inc. Reports Second Quarter 2015 Financial and Operating Results

•Completed a successful follow-on common stock offering to further strengthen company’s financial position

•Initiated Phase 3 Registration Study of Omadacycline in Acute Bacterial Skin and Skin Structure Infections

•Strengthened Executive Team and Board of Directors with Key Additions

BOSTON, August 5, 2015 (GLOBE NEWSWIRE) -- Paratek Pharmaceuticals, Inc. (Nasdaq:PRTK), a biopharmaceutical company focused on the development and commercialization of innovative therapies based upon tetracycline chemistry, today reported financial results for the quarter ended June 30, 2015. This quarter the company reported a net loss attributable to common stockholders of $15.7 million, or $0.96 per share, compared to a net loss attributable to common stockholders of $3.0 million, or $41.79 per share, for the quarter ended June 30, 2014.

"We have made considerable progress during the past quarter in advancing our clinical development program for omadacycline, a therapy that we believe represents a significant opportunity for patients and for our shareholders,” said Michael Bigham, Chairman and Chief Executive Officer, Paratek. "Additionally, we have extended our cash runway with the completion of a successful follow-on common stock offering in May, and have added further depth to our experienced leadership team. Going into the second half of 2015, we believe we are well positioned to execute on our future objectives."

Financial Results

For the quarter ended June 30, 2015, Paratek reported a net loss attributable to common stockholders of $15.7 million, or $0.96 per share, compared to a net loss attributable to common stockholders of $3.0 million, or $41.79 per share, for the same quarter in 2014.

No revenue was reported for the quarter ended June 30, 2015 compared to $0.3 million in research and development collaboration revenue for the same quarter in 2014.

Research and development expenses for the quarter ended June 30, 2015 were $11.0 million, an increase of $10.2 million compared to the same quarter in 2014. The change was primarily the result of initiation of the company’s planned Phase 3 clinical studies of omadacycline as well as higher personnel-related costs. General and administrative expenses for the quarter ended June 30, 2015 were $4.3 million, a $2.9 million increase compared to the same quarter in 2014, primarily due to increases in professional and consulting services, expenses associated with being a public company, as well as personnel-related costs.

As of June 30, 2015, Paratek had cash and cash equivalents of $148.7 million.

Based on current assumptions, the company's cash is expected to fund operations through the second half of 2017, a timeframe that is expected to allow for the announcement of top-line results from the Phase 3 study of omadacycline for CABP.

Clinical & Regulatory Updates

•In June, Paratek initiated dosing in the first of two planned Phase 3 registration studies of omadacycline. The first study focuses on the treatment of moderate to severe acute bacterial skin and skin structure infections (ABSSSI). The second study, expected to be initiated before the end of 2015, will focus on moderate to severe community-acquired bacterial pneumonia (CABP). If both studies are successful, the company anticipates submitting a new drug application in the U.S. in the first half of 2018.

•Paratek received guidance from the European Medicines Agency (EMA) that the study designs and choice of comparators for both the ABSSSI and CABP registration studies are acceptable and that a marketing authorization application (MAA) filing based on its current Phase 3 program would be possible. However, such a filing, based on a single study per indication, would be subject to more stringent review standards. Paratek is evaluating this EMA feedback within the context of its broader clinical development strategy and considering options to support a potential EMA filing.

•Paratek’s second Phase 3 compound, sarecycline, a once-daily, oral narrow-spectrum antibiotic with anti-inflammatory properties, entered two identical Phase 3 registration studies for the treatment of moderate to severe acne vulgaris in December 2014 through its U.S. partner, Allergan. This program remains on track, with top-line data expected in 2016 and a potential new drug application in the U.S. in 2017. Paratek retains ex-U.S. rights to sarecycline.

Other Highlights:

•In May, Paratek successfully closed its follow-on common-stock offering, which yielded aggregate net proceeds of $70.4 million, which in addition to the company’s existing financial resources are expected to fund operations through top-line results from the Phase 3 registration study in CABP. In addition, these proceeds will also enable Paratek to accelerate early-phase clinical studies to explore PK/PD and efficacy of omadacycline in patients with Urinary Tract Infection, or UTI, and sinusitis.

•Paratek strengthened its management team with four important additions: Yulii Bogatyrenko joined as Senior Vice President, Business Development; Randall Brenner joined as Senior Vice President, Regulatory Affairs; Bill Haskel joined as Senior Vice President, General Counsel and Corporate Secretary; and Jeanne Jew joined as Vice President, Business Development.

•Timothy Franson, M.D., joined the company’s board as a new, independent director. Dr. Franson is a respected leader in the areas infectious diseases, epidemiology, pharmacoeconomics and antibiotic utilization, as well as on regulatory, compliance, and policy matters.

Conference Call and Webcast

The company’s earnings conference call for the ended June 30, 2015 will be broadcast at 8:30 a.m. EDT on August 5, 2015. The webcast will be accessible through the Investors section of www.paratekpharm.com.

Domestic investors wishing to participate in the call should dial: 888-428-9480. International investors should dial: 719-457-2661. Investors can also access the call at http://public.viavid.com/player/index.php?id=115335.

Replays of the call will be available through August 21st. Domestic investors can access the replay by dialing 877-870-5176. International investors can access the replay by dialing 858-384-5517. The PIN code to access the replay is 8983359.

About Paratek

Paratek Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative therapies based upon its expertise in novel tetracycline chemistry. Paratek's lead product candidate, omadacycline, is the first in a new class of tetracyclines known as aminomethylcyclines, with broad-spectrum activity against Gram-positive, Gram-negative and atypical bacteria. Paratek initiated a Phase 3 registration study in ABSSSI in June to determine the efficacy and safety of omadacycline compared to linezolid. A Phase 3 registration study for CABP with omadacycline is planned to be initiated before the end of 2015.

Omadacycline is a new once-daily oral and IV, well-tolerated broad-spectrum antibiotic being developed for use as empiric monotherapy for patients suffering from serious community-acquired bacterial infections, such as acute bacterial skin and skin structure infections (ABSSSI), community acquired bacterial pneumonia (CABP), urinary tract infections (UTI), and other community-acquired bacterial infections, particularly when antibiotic resistance is of concern to prescribing physicians.

Paratek's second Phase 3 product candidate, sarecycline, is a new once-daily oral tetracycline-derived compound for the potential treatment of acne and rosacea in the community setting. Sarecycline was designed to be a well-tolerated, once-daily, oral, narrow spectrum antibiotic with anti-inflammatory properties. Allergan owns the U.S. rights for the development and commercialization of sarecycline. Paratek retains all ex-U.S. rights. Two identical Phase 3 registration studies were initiated by Allergan in December 2014 for sarecycline for the treatment of moderate to severe acne vulgaris.

For more information, visit www.paratekpharm.com.

PARATEK PHARMACEUTICALS, INC.

SELECTED FINANCIAL INFORMATION

Condensed Consolidated Statements of Operations - Unaudited

(in thousands, except loss per share data)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Revenue
Research and development collaborations	$ -	$ 294	$ -	$ 342
Operating expenses:
Research and development	10,998	837	17,739	1,363
General and administrative	4,281	1,338	8,552	1,791
Impairment of intangible asset	-	-	2,761	-
Changes in fair value of contingent
consideration	400	-	(2,740)	-
Total operating expenses	15,679	2,175	26,312	3,154
Loss from operations	(15,679)	(1,881)	(26,312)	(2,812)
Other income and expenses:
Interest expense, net	(25)	(384)	(25)	(556)
Loss on mark-to-market of notes and
warrants	-	-	-	(119)
Other income (expense), net	5	(5)	5	6
Net loss	(15,699)	(2,270)	(26,332)	(3,481)
Unaccredited dividends on convertible preferred stock	-	(737)	-	(939)
Net loss attributable to common stockholders	$(15,699)	$ (3,007)	$(26,332)	$ (4,420)
Basic and diluted net loss per common share	$ (0.96)	$ (41.79)	$ (1.71)	$ (63.32)
Weighted average common shares outstanding
Basic and diluted	16,372,694	71,950	15,400,819	69,738

PARATEK PHARMACEUTICALS, INC.

SELECTED FINANCIAL INFORMATION

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2015	December 31, 2014

Cash and cash equivalents	$ 148,742	$ 95,856
Total assets	160,101	109,967
Working capital (deficiency)	142,659	97,588
Total current liabilities	11,367	3,741
Long-term obligations, less current portion	7,745	11,002
Common stock and additional paid-in capital	365,187	293,090
Accumulated deficit	(224,198)	(197,866)
Total stockholders’ equity	140,989	95,224

Forward Looking Statements

The statements in this press release regarding Paratek’s belief that it is well positioned to execute its future objectives, its expectations that the company's cash and cash equivalents will fund operations through the second half of 2017, which is expected to coincide with the availability of top-line data from the planned Phase 3 study of omadacycline for CABP, its expectation that its study of omadacycline for CABP will be initiated before the end of 2015, its anticipation that if both studies are successful, the company will be submitting a new drug application in the U.S. in the first half of 2018, its belief that its sarecycline program remains on track with top-line data expected in 2016 and a potential new drug application in the U.S. in 2017, the expected benefits from the net proceeds from its public offering of common stock, and its plans to initiate a Phase 3 registration study in CABP with omadacycline before the end of 2015, are forward-looking statements. These forward-looking statements are based upon Paratek’s current expectations and involve substantial risks and uncertainties. Paratek may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in these forward-looking statements and you should not place undue reliance on these forward-looking statements. Paratek’s actual results and the timing of events could differ materially from those included in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: (i) Paratek’s need for substantial additional funding to complete the development and commercialization of Paratek’s product candidates, (ii) Paratek’s ability to raise the capital to do so, (iii) the risk that unexpected results will be obtained in the clinical studies; (iv) risks that data to date and trends may not be predictive of future results; and (v) risks that Paratek’s clinical studies and product candidates do not receive regulatory approval. These and other risk factors are discussed under "Risk Factors" and elsewhere in Paratek’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and Paratek’s other filings with the Securities and Exchange Commission. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein.

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CONTACTS:

Media Relations:	Investor Relations:
Michael Lampe	Hans Vitzthum
(484) 575-5040	LifeSci Advisors, LLC.
michael@michaellampeconsulting.com	212-915-2568